News Release

[FISERV, INC. LOGO]

For more information contact:

Leslie M. Muma, President and CEO

(262) 879-5000

For immediate release:

September 24, 2003

Fiserv, Inc. Completes Acquisition of Insurance Management Solutions Group, Inc.

Brookfield, Wisconsin, September 24, 2003—Fiserv, Inc. (Nasdaq: FISV) announced today that it has completed its previously announced agreement to acquire Insurance Management Solutions Group, Inc. (OTC: INMG)

Insurance Management Solutions Group (IMSG) provides a complete range of policy and claims administration services as well as financial and statistical reporting, with a focus on serving the flood insurance market. IMSG manages and processes nearly 800,000 policies and more than 20,000 claims annually.

Fiserv, Inc. (Nasdaq: FISV) provides industry leading information management systems and services to the financial industry, including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 14,000 clients worldwide, including banks, broker-dealers, credit unions, financial planners/investment advisers, insurance companies and agents, self-insured employers, lenders and savings institutions. Headquartered in Brookfield, Wisconsin, Fiserv reported $2.3 billion in processing and services revenues for 2002. Fiserv can be found on the Internet at www.fiserv.com.

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com